Exhibit 99

First South Nets $583,500 in Quarter

First South Bancorp, Inc., the holding company of First South Bank based in Spartanburg, reported its third-quarter and year-to-date net income Monday.

As of Sept. 30, net income was $583,500 for the quarter, and year-to-date net income was $1.6 million.

The company’s total capital was $50 million, its total assets were $442.1 million, total loans were $360.9 million, and total deposits were $355.7 million.